EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Ray Davis	Ron Farnsworth
President & CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES QUARTERLY DIVIDEND

PORTLAND, Ore. – Dec. 19, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York Inc., today announced that its Board of Directors approved a quarterly cash dividend of $0.05 per common share. The dividend is payable on Jan. 15, 2009 to shareholders of record as of Dec. 31, 2008.

“The Board of Directors lowered the quarterly dividend to $0.05 per common share in response to general economic conditions, and to reset our dividend payout ratio to be in line with our long-term historical average,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 148 locations between Napa, Calif., and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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